CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the PSG Capital Management Trust and to the use of our report dated May 29, 2013 on the financial statements and financial highlights of PSG Tactical Growth Fund, a series of shares of beneficial interest in the PSG Capital Management Trust.  Such financial statements and financial highlights appear in the March 31, 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 23, 2013